EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 1, 2024, with respect to the consolidated financial statements of Charter Communications, Inc., which report is incorporated by reference in the Form 10-K of Liberty Broadband Corporation dated February 16, 2024.

/s/ KPMG LLP

St. Louis, Missouri
June 7, 2024